UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Commission File No: 0-30368

CUSIP No. 02687C10 9

FORM 12b-25

NOTIFICATION OF LATE FILING

FORM 10-QSB FOR THE PERIOD ENDING  August 31, 2005

PART I - REGISTRANT INFORMATION

American International Ventures, Inc.

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Full Name of Registrant

6 Glory Lane, Sussex, New Jersey 07461-0326

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Address of Principal Executive Offices

PART II - Rule 12b-25(b) and (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-KSB,

               Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth  calendar day following the  prescribed due date; or the subject  quarterly report or transition  report on Form 10-QSB, or portion thereof,  will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The  accountant's  statement  or  other  exhibit  required  by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

Due to events beyond the control of the Company, the Company is unable to complete its Form 10-QSB.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Jack Wagenti (973) 875-3005

(2) Have all other reports required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?

Yes.

(3) Is it anticipated that any significant change in results in operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

No.

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AMERICAN INTERNATIONAL VENTURES, INC.

(Name of Registrant as specified in its Charter)

has caused this notification to be signed on its behalf by undersigned duly authorized.

October 14, 2005            /s/ Steven Davis

                                         Steven Davis

                                         President

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